Exhibit 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. announces

the termination of its Cease and Desist Order

Youngstown, Ohio (July 9, 2013) – United Community Financial Corp. (“United Community” or the “Company”) (Nasdaq: UCFC), the holding company of The Home Savings and Loan Company (“Home Savings”), announced today that the Federal Reserve Bank of Cleveland (the “Federal Reserve”), under delegated authority of the Board of Governors of the Federal Reserve System, has terminated United Community’s Cease and Desist Order (“C&D”) effective July 2, 2013. The C&D had been in effect since August 8, 2008.

Patrick W. Bevack, President and CEO of United Community and Home Savings, said, “We are very pleased that the Federal Reserve has acknowledged the progress we’ve made in restoring the Company to financial stability. The lifting of the C&D reflects the dramatic reduction in our risk profile that we achieved by completing the bulk sale of troubled and other assets in September 2012, combined with the successful completion in June 2013 of the last phase of our $47 million capital raise. Perhaps most importantly, it aligns our regulatory status at United Community with that of Home Savings, since Home Savings’ Consent Order was lifted on January 31, 2013.”

United Community has an understanding with the Federal Reserve that it will not pay dividends, repurchase shares or take on debt without the Federal Reserve’s prior approval.

Bevack added: “We have established a very good working relationship with our Regulators. As a result, we will continue to work closely with the Federal Reserve to ensure that United Community continues to be a source of strength to Home Savings.”

Home Savings is a wholly-owned subsidiary of United Community and operates 33 full-service banking offices and nine loan production offices located throughout Ohio and western Pennsylvania. Additional information on United Community and Home Savings may be found on United Community’s web site: www.ucfconline.com.

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When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in United Community’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in United Community’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community’s financial performance and could cause United Community’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

United Community does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events unless required by law.